Exhibit 4.10

EXECUTION COPY

TRANSFER AND ADMINISTRATION AGREEMENT

Dated as of April 14, 2004

CABELA’S CREDIT CARD MASTER NOTE TRUST

CABELA’S CREDIT CARD MASTER NOTE TRUST,

Issuer,

WFB FUNDING, LLC,

as Transferor

WORLD’S FOREMOST BANK,

as Administrator and Servicer

and

U.S. BANK NATIONAL ASSOCIATION,

as Indenture Trustee

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TABLE OF CONTENTS

(continued)

		Page

30.	INTEGRATION OF DOCUMENTS	18
31.	NO WAIVER; CUMULATIVE REMEDIES	18
32.	ACKNOWLEDGMENT AND ACCEPTANCE OF INDENTURE	18
33.	DEFINITIONS	18

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TRANSFER AND ADMINISTRATION AGREEMENT, dated as of April 14, 2004 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among CABELA’S CREDIT CARD MASTER NOTE TRUST, a statutory trust organized and existing under the laws of the State of Delaware (the “Issuer”), WORLD’S FOREMOST BANK, a Nebraska state banking association, as administrator (the “Administrator”) and servicer (the “Servicer”), WFB FUNDING, LLC, a limited liability company organized under the laws of Nebraska (the Transferor”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the law’s of the United States, not in its individual capacity but solely as indenture trustee (the “Indenture Trustee”).

W I T N E S S E T H:

WHEREAS, the Transferor, the Servicer and U.S. Bank National Association, as trustee for the Cabela’s Master Credit Card Trust (the “Master Trust Trustee”), have entered into an Amended and Restated Pooling and Servicing Agreement, dated as of February 4, 2003 (as amended, supplemented or otherwise modified from time to time, the “Pooling and Servicing Agreement”), and will enter into a Series 2004-1 Supplement thereto, dated as of April 14, 2004 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Series 2004-1 Supplement”) to issue the Series 2004-1 Certificate (the “Collateral Certificate”);

WHEREAS, the Transferor proposes to convey and pledge to the Issuer all of its right, title and interest in and to the Collateral Certificate;

WHEREAS, the Issuer will enter into a Master Indenture, dated as of April 14, 2004 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Indenture”), among the Issuer, the Servicer, and the Indenture Trustee, to provide for the issuance of its secured notes (the “Notes”) from time to time pursuant to one or more indenture supplements;

WHEREAS, the Issuer has entered into certain agreements in connection with the issuance of the Notes, the issuance of the beneficial ownership interests of the Issuer and transactions related thereto, including (i) a Trust Agreement, dated as of April 13, 2004 (the “Trust Agreement”), between the Transferor and Wachovia Bank of Delaware, National Association, as owner trustee (the “Owner Trustee”), (ii) the Indenture, (iii) any related Series Enhancement and (iv) any related note purchase agreement or other similar agreement pursuant to which the Notes are sold (each, a “Note Purchase Agreement,” and together with the Trust Agreement, this Agreement, the Indenture and any related indenture supplement, and any Series Enhancement, being referred to collectively as the “Related Agreements”);

WHEREAS, pursuant to the Related Agreements, the Transferor, the Issuer and the Owner Trustee are required to perform certain duties in connection with (a) the Notes and the collateral therefor pledged pursuant to the Indenture (the “Trust Estate”) and (b) the beneficial interest in the Issuer (the holder of such interest being referred to herein as the “Owner”);

WHEREAS, the Issuer and the Owner Trustee desire to have the Administrator perform certain of the duties of the Issuer and the Owner Trustee referred to in the preceding clause, and to provide such additional services consistent with the terms of this Agreement and the Related Agreements as the Issuer and the Owner Trustee may from time to time request; and

WHEREAS, the Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuer and the Owner Trustee on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. The Collateral Certificate.

(a) Transfer of the Collateral Certificate. In consideration of the Issuer’s delivery to the Transferor of the Trust Certificate (as defined in the Trust Agreement) and the net proceeds of the initial sale of the Notes, the Transferor does hereby transfer, assign, set over, pledge and otherwise convey to the Issuer, without recourse (subject to the obligations herein), all right, title and interest of the Transferor in and to the Collateral Certificate and the proceeds thereof (the “Transferred Assets”). The parties to this Agreement intend that the conveyance of the Collateral Certificate and the proceeds thereof pursuant to this Agreement constitute a sale, and not a secured borrowing, for accounting purposes. Nevertheless, this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and the Transferor hereby grants to the Issuer a security interest in and to all of the Transferor’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Collateral Certificate, all accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, goods, letters of credit, letter-of-credit rights, investment property and oil, gas, and other minerals consisting of, arising from, or relating to the Collateral Certificate, and the proceeds thereof, to secure the obligations of the Transferor hereunder. The Transferor and the Issuer shall, to the extent consistent with the Agreement, take such actions as may be necessary to ensure that the security interest in the Collateral Certificate created hereunder will be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.

(b) Acceptance by Issuer. The Issuer hereby acknowledges its acceptance of all right, title and interest to the property, now existing and hereafter created, conveyed to the Issuer pursuant to Section 1(a).

(c) Closing. The transfer, assignment, set over, pledge and conveyance of the Collateral Certificate shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York on the Closing Date, simultaneously with the closing of the transactions contemplated by the Pooling and Servicing Agreement, the Series 2004-1 Supplement and the Related Agreements.

(d) Books and Records. In connection with the transfer, assignment, set over, pledge and conveyance set forth in Section 1(a), the Transferor shall indicate in its accounting, computer and other records that the Collateral Certificate shall be registered in the name of the Issuer and shall be delivered to the Issuer in the State of New York. In addition, the Issuer agrees to record and file, at its own expense, any financing statements (and amendments with respect to such financing statements when applicable) required to be filed with respect to the Collateral Certificate assigned by the Transferor hereunder, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary under the applicable UCC to perfect the transfer, assignment, set over, pledge and conveyance of the Collateral Certificate to the Issuer, and to deliver a file-stamped copy of such financing statements and amendments or other evidence of such filings to the Issuer on or prior to the Closing Date (excluding such amendments, which shall be delivered promptly after filing).

(e) Collateral Certificateholder. In accordance with the terms of the Indenture, the Indenture Trustee shall be the Collateral Certificateholder for all purposes under the Pooling and Servicing Agreement and the Series 2004-1 Supplement. To the extent the Collateral Certificate is sold or otherwise transferred to a third party in connection with the sale or liquidation of the Trust Estate pursuant to the provisions of the Indenture, such transferee shall be the Collateral Certificateholder for all purposes under the Pooling and Servicing Agreement and the Series 2004-1 Supplement.

(f) Protection of Title to Collateral Certificate.

(i) The Transferor shall take all actions necessary, and the Issuer shall cooperate with the Transferor, to perfect, and maintain perfection of, the interests of the Issuer and the Indenture Trustee in the Collateral Certificate.

(ii) The Transferor shall not change its name or its type of jurisdiction of organization without having delivered at least sixty days prior written notice to the Issuer and the Indenture Trustee that all actions have been taken, and all filings have been made, as are necessary to continue and maintain the first priority perfected security interest of the Issuer in the Collateral Certificate.

(iii) The Issuer shall permit the Indenture Trustee and its agents at any time following reasonable notice and during normal business hours to inspect, audit and make copies of and abstracts from the Issuer’s records regarding the Collateral Certificate.

(g) Assignment to the Indenture Trustee. The Transferor hereby acknowledges and consents to the mortgage, pledge, assignment and grant of a security interest by the Issuer to the Indenture Trustee pursuant to the Indenture of all right, title and interest of the Issuer in, to and under the Collateral Certificate and to the other property described in the Granting Clause of the Indenture and the assignment of any or all of the Issuer’s rights and obligations hereunder to the Indenture Trustee.

2. Collections, Allocations, Deposits and Payments. All distributions in respect of the Collateral Certificate shall be deposited in the Collection Account, which amounts shall be applied by the Indenture Trustee pursuant to the Indenture.

3. Duties of Administrator.

(a) Duties with Respect to the Related Agreements. The Administrator shall consult with the Owner Trustee regarding the duties of the Issuer and the Owner Trustee under the Related Agreements. The Administrator shall monitor the performance of the Issuer and the Owner Trustee and shall advise the Owner Trustee when action is necessary to comply with the Issuer’s or the Owner Trustee’s duties under the Related Agreements. The Administrator shall prepare for execution by the Issuer or the Owner Trustee or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, orders, certificates and opinions as it shall be the duty of the Issuer or the Owner Trustee to prepare, file or deliver pursuant to any Related Agreement. In furtherance of the foregoing, the Administrator shall take or shall cause to be taken all appropriate action that it is the duty of the Issuer or the Owner Trustee to take pursuant to the Indenture including, without limitation, such of the foregoing as are required with respect to the following matters under the Indenture (references are to sections of the Indenture):

(i) the duty to cause the Note Register to be kept; to appoint a successor Note Registrar, if necessary; and to give the Indenture Trustee notice of any appointment of a new Note Registrar and the location, or change in location, of the Note Register (Section 2.05);

(ii) the duty to appoint a successor Paying Agent if any Paying Agent shall resign and to appoint additional or other Paying Agents (Section 2.08);

(iii) the preparation of or obtaining of the documents and instruments required for execution, authentication and delivery of the Notes (whether upon initial issuance, transfer or exchange, or otherwise), if any, and delivery of the same to the Indenture Trustee (if applicable) (Sections 2.03, 2.05, 2.06, 2.10(b), 2.13);

(iv) the duty to give prompt written notice to the Indenture Trustee, the Transferor and the Noteholders of any change in the location of the Issuer’s office or agency (Section 3.02);

(v) the duty to cause newly appointed Paying Agents, if any, to deliver to the Indenture Trustee the instrument specified in the Indenture regarding funds held in trust (Section 3.03);

(vi) the direction to Paying Agents to pay to the Indenture Trustee all sums held in trust by such Paying Agents (Section 3.03);

(vii) the duty to direct the Indenture Trustee to deposit with any Paying Agent the sums specified in the Indenture and the preparation of an Issuer Order directing the investment of such funds in Eligible Investments (Section 3.03);

(viii) the duty to cause the Issuer to keep in full force its existence, rights and franchise as a Delaware statutory trust and the obtaining and preservation of the Issuer’s qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Indenture, the Notes, the Trust Estate and each other related instrument and agreement (Section 3.04):

(ix) the preparation of all supplements, amendments, financing statements, continuation statements, if any, instruments of further assurance and other instruments necessary to protect, maintain and enforce the Trust Estate (Section 3.05);

(x) the obtaining of the Opinion of Counsel on the Closing Date and the annual delivery of Opinions of Counsel as to the Trust Estate (Section 3.06);

(xi) the identification to the Indenture Trustee in an Officer’s Certificate of the Issuer of a Person (other than the Administrator) with whom the Issuer has contracted to assist it in performing its duties under the Indenture (subsection 3.07(b));

(xii) the delivery to the Indenture Trustee, within 120 days after the end of each fiscal year of the Issuer, of an Officer’s Certificate of the Issuer with respect to various matters relating to compliance with the Indenture (Section 3.09);

(xiii) the delivery of notice to the Transferor, the Indenture Trustee and each Rating Agency of each Event of Default with respect to any Series or Class of Notes, as applicable, rated by such Rating Agency (Section 3.17);

(xiv) the preparation of such further instruments as may be reasonably necessary to effectively carry out the purpose of the Indenture (Section 3.18);

(xv) the monitoring of the Issuer’s obligations as to the satisfaction and discharge of the Indenture and the preparation of an Officer’s Certificate of the Issuer and the obtaining of the Opinion of Counsel relating thereto (Section 4.01);

(xvi) the compliance with any written directive of the Indenture Trustee with respect to the sale of the Trust Estate if an Event of Default shall have occurred and be continuing and the Notes have been accelerated (Section 5.05);

(xvii) the preparation of any written instruments required to confirm more fully the authority of any co-trustee or separate trustee and any written instruments necessary in connection with the resignation or removal of any co-trustee or separate trustee (Sections 6.08 and 6.10);

(xviii) the duty to cause the Owner Trustee, upon written request, to furnish the Servicer with all information known to the Owner Trustee as may be reasonably requested and required in connection with the preparation of all tax returns of the Issuer (Section 6.13);

(xix) the furnishing to the Indenture Trustee of the names, addresses and taxpayer identification numbers of Noteholders after receipt of a written request therefor from the Indenture Trustee or as otherwise specified in the Indenture (Section 7.01);

(xx) in cooperation with the Servicer, the preparation and delivery of the settlement statement after receipt by the Issuer of each monthly certificateholders’ statement under the Series 2004-1 Supplement (subsection 7.03(a));

(xxi) the furnishing of the information necessary to be provided by the Issuer under Section 5.01 of the Pooling and Servicing Agreement as supplemented by the Series 2004-1 Supplement to calculate the Allocation Amount (subsection 7.03(b));

(xxii) the opening of the Collection Account in the Issuer’s name, the preparation of Issuer Orders, Officer’s Certificates and Opinions of Counsel and all other actions necessary with respect to investment and reinvestment of funds in the Collection Account (Section 8.02);

(xxiii) the preparation of an Issuer Order and Officer’s Certificate of the Issuer and the obtaining of an Opinion of Counsel for the release of the Trust Estate (Sections 8.05 and 8.06);

(xxiv) the preparation of Issuer Orders, agreements, certificates, instruments, consents and other documents and the obtaining of Opinions of Counsel with respect to the execution of supplemental indentures (Sections 9.01, 9.02 and 9.03);

(xxv) the execution of new Notes conforming to any supplemental indenture (Section 9.05);

(xxvi) the preparation of all Officers’ Certificates of the Issuer and Opinions of Counsel with respect to any requests by the Issuer to the Indenture Trustee to take any action under the Indenture (subsection 11.01(a));

(xxvii) the preparation and delivery of Officers’ Certificates of the Issuer in connection with the deposit of any of the Trust Estate or other property or securities with the Indenture Trustee that is to be made the basis for the release of property from the lien of the Indenture (subsection 11.01(b));

(xxviii) the preparation and delivery to Noteholders and the Indenture Trustee of any agreements with respect to alternate payment and notice provisions (Section 11.06); and

(xxix) causing the Issuer to comply with the provisions of this Agreement, the Indenture Supplement and the Trust Agreement applicable to the Issuer.

(b) Additional Duties.

(i) In addition to the duties of the Administrator set forth above, but subject to Sections 3(c) and 7, the Administrator shall perform all duties and obligations of the Issuer under the Related Agreements and shall perform such calculations and shall prepare for execution by the Issuer or the Owner Trustee or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer or the Owner Trustee to prepare, file or deliver pursuant to the Related Agreements and shall administer the Issuer in the interest of the holders of the Transferor Certificates, and at the request of the Issuer or the Owner Trustee shall cause to be taken all appropriate action that it is the duty of the Issuer or the Owner Trustee to take pursuant to the Related Agreements. Subject to Sections 3(c) and 7 of this Agreement, and in accordance with the directions of the Issuer, the Owner Trustee or the Transferor, the Administrator shall administer, perform or supervise the performance of such other activities in connection with the Trust Estate (including the Related Agreements) as are not covered by any of the foregoing provisions and as are expressly requested by the Issuer, the Owner Trustee or the Transferor and are reasonably within the capability of the Administrator.

(ii) The Administrator shall perform any duties expressly required to be performed by the Administrator under the Trust Agreement.

(iii) The Administrator shall cause to be withdrawn all excess amounts on deposit in the Collection Account and cause the same to be paid to the Issuer for application as provided in the Related Agreements.

(iv) In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions with or otherwise deal with any of its Affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Transferor or the Issuer and shall be, in the Administrator’s opinion, no less favorable to the Issuer than would be available from unaffiliated parties.

(v) It is the intention of the parties hereto that the Administrator shall, and the Administrator hereby agrees to, prepare, file and deliver on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Related Agreements. In furtherance thereof, the Owner Trustee shall, on behalf of the Issuer, execute and deliver to the Administrator and its agents, and to each successor Administrator appointed pursuant to the terms hereof, one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the Administrator the attorney-in-fact of the Issuer for the purpose of executing on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions.

(c) Non-Ministerial Matters.

(i) With respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not take any action except upon the direction of the Transferor. For the purpose of the preceding sentence, “non- ministerial matters” shall include, without limitation:

(A) the amendment of or any supplement or other modification to any Related Agreement;

(B) the initiation of any claim or lawsuit by the Issuer and the compromise of any action, claim or lawsuit brought by or against the Issuer (other than in connection with the collection of the Trust Estate);

(C) the appointment of successor Note Registrars, successor Paying Agents and successor Indenture Trustees pursuant to the Indenture or the appointment of successor Administrators or successor Servicers, or the consent to the assignment by the Note Registrar, Paying Agent or Indenture Trustee of its obligations under the Indenture; and

(D) the removal of the Indenture Trustee.

(ii) Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not, (x) make any payments to the Noteholders, the Owner or any other Person under the Related Agreements, (y) sell the Collateral pursuant to Section 5.05 of the Indenture other than pursuant to a written directive of the Indenture Trustee or (z) take any other action that the Issuer or the Owner Trustee directs the Administrator not to take on its behalf.

4. Records. The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer, the Owner Trustee, the Indenture Trustee and the Transferor at any time during normal business hours.

5. Compensation. As compensation for the performance of the Administrator’s obligations under this Agreement, the Administrator shall be entitled to $[    ] per month from the Transferor and shall be reimbursed by the Transferor for any of its liabilities and extra out-of-pocket expenses related to its performance hereunder or under any Related Agreement.

6. Additional Information to be Furnished to Issuer. The Administrator shall furnish to the Issuer from time to time such additional information regarding the Trust Estate as the Issuer shall reasonably request.

7. Independence of Administrator. For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer or the Owner Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer or the

Transferor, the Administrator shall have no authority to act for or represent the Issuer or the Owner Trustee in any way and shall not otherwise be deemed an agent of the Issuer or the Owner Trustee.

8. No Joint Venture. Nothing contained in this Agreement shall (i) constitute the Administrator and either of the Issuer or the Owner Trustee as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) be construed to impose any liability as such on any of them or (iii) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

9. Other Activities of Administrator. Nothing herein shall prevent the Administrator or its affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer, the Owner Trustee or the Indenture Trustee.

10. Term of Agreement; Resignation and Removal of Administrator.

(a) This Agreement shall continue in force until the dissolution or termination of the Issuer, upon which event this Agreement shall automatically terminate.

(b) Subject to subsection 10(e), the Administrator may resign its duties hereunder by providing the Issuer with at least 60 days prior notice.

(c) Subject to subsection 10(e), the Issuer or the Transferor may remove the Administrator without cause by providing the Administrator with at least 60 days prior notice.

(d) Subject to subsection 10(e), at the sole option of the Issuer or the Transferor, the Administrator may be removed immediately upon notice of termination from the Issuer or the Transferor to the Administrator if any of the following events shall occur:

(i) the Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten days (or, if such default cannot be cured in such time, shall not give within ten days such assurance of cure as shall be reasonably satisfactory to the Issuer);

(ii) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within 60 days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(iii) the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors, shall admit in writing its inability to pay its debts generally as they become due or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clause (ii) or (iii) of this subsection 10(d) shall occur, it shall give notice thereof to the Issuer, the Transferor, the Indenture Trustee and each Rating Agency within seven days after the happening of such event.

(e) No resignation or removal of the Administrator pursuant to this Section 10 shall be effective until (i) a successor Administrator shall have been appointed by the Issuer and the Transferor and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder. Promptly upon the resignation or removal of the Administrator, the successor Administrator shall promptly deliver notice of such resignation or removal to each Rating Agency.

11. Action upon Termination. Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to subsection 10(a) or the resignation or removal of the Administrator pursuant to subsections 10(b), (c) or (d), respectively, the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Administrator shall forthwith upon such termination pursuant to subsection 10(a) deliver to the Transferor all property and documents of or relating to the Trust Assets then in the custody of the Administrator. In the event of the resignation or removal of the Administrator pursuant to subsections 10(b), (c) or (d), respectively, the Administrator shall cooperate with the Issuer and the Transferor and take all reasonable steps requested to assist the Issuer and the Transferor in making an orderly transfer of the duties of the Administrator.

12. Representations of the Transferor. The Transferor makes the following representations and warranties as to the Collateral Certificate on which the Issuer is deemed to have relied in acquiring the Collateral Certificate. Such representations and warranties speak as of the execution and delivery of this Agreement and as of each Distribution Date, but shall survive the transfer and assignment of the Collateral Certificate to the Issuer and the pledge thereof to the Indenture Trustee pursuant to the Indenture.

(a) The Transferor is a limited liability company duly organized and validly existing in good standing under the laws of the State of Nebraska and has full power, authority and legal right to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and any other document related hereto to which it is a party.

(b) The Transferor is duly qualified to do business and is in good standing as a foreign limited liability company (or is exempt from such requirement), and has obtained all necessary licenses and approvals in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on its ability to perform its obligations under this Agreement.

(c) The execution and delivery of this Agreement and each other Related Agreements to which the Transferor is a party and the consummation of the transactions provided for in this Agreement and each other Transaction Document to which the Transferor is a party have been duly authorized by the Transferor by all necessary action on its part; the Transferor has full power and authority to assign the property to be assigned to and deposited with the Issuer and the Transferor shall have duly authorized such assignment and deposit to the Issuer by all necessary limited liability company action; and the execution, delivery and performance of this Agreement has been duly authorized by the Transferor by all necessary limited liability company action.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and each other Transaction Document to which the Transferor is a party and the fulfillment of the terms hereof and thereof do not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, the certificate of incorporation or by- laws of the Transferor, or any indenture, contract, agreement or other instrument to which the Transferor is a party or by which it is bound (other than violations of such indentures, contracts, agreements or other instruments which, individually or in the aggregate would not have a material adverse effect on the Transferor’s ability to perform its obligations under this Agreement).

(e) The execution and delivery by the Transferor of this Agreement, the performance by the Transferor of the transactions contemplated by this Agreement and the fulfillment by the Transferor of the terms hereof will not conflict with or violate any Requirements of Law applicable to the Transferor.

(f) There are no proceedings or investigations pending, or, to the best knowledge of the Transferor, threatened against the Transferor, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Transferor or its properties which (i) assert the invalidity of this Agreement or any of the Related Agreements to which the Transferor is a party, (ii) seek to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements to which the Transferor is a party, or (iii) seek any determination or ruling that, in the reasonable judgment of the Transferor would, materially and adversely affect the performance by the Transferor of its obligations under, or the validity or enforceability of, this Agreement or any of the Related Agreements to which the Transferor is a party.

(g) The transfer and assignment herein contemplated constitute either (i) a sale of the Collateral Certificate from the Transferor to the Issuer or (ii) a grant of a perfected security interest therein from the Transferor to the Issuer. The Collateral Certificate has not been sold, transferred, assigned or pledged by the Transferor to any Person other than pursuant to this Agreement. Immediately prior to the transfer and assignment herein contemplated, the Transferor had good and marketable title to the Collateral Certificate, free and clear of all liens and rights of others and, immediately upon the transfer thereof pursuant to this Agreement, the Issuer shall have good and marketable title to the Collateral Certificate, free and clear of all liens and rights of others or a first priority perfected security interest therein; and the transfer has been perfected, by the filing of appropriate financing statements and the taking of such other action pursuant to the UCC, under the UCC. The Transferor has no knowledge of any current statutory or other non-consensual liens to which the Collateral Certificate is subject.

(h) All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required to be obtained, effected or given by the Transferor in connection with the execution and delivery by the Transferor of this Agreement or any other Related Agreements to which it is a party, the performance by the Transferor of the transactions contemplated by this Agreement or any other Related Agreements to which it is a party and the fulfillment by the Transferor of the terms hereof or thereof, have been obtained or have been completed and are in full force and effect (other than approvals, authorizations, consents, orders and other actions which if not obtained or completed or in full force or effect would not have a material adverse effect on the Transferor or the Issuer or upon the collectibility of the Collateral Certificate or upon the ability of the Transferor to perform its obligations under this Agreement).

(i) Each of (i) the transfer of the Collateral Certificate by the Transferor to the Issuer pursuant to the terms of this Agreement and (ii) the pledge of the Collateral Certificate by the Issuer to the Indenture Trustee pursuant to the terms of the Indenture, comply with the provisions of the Pooling and Servicing Agreement relating to transfers of the Collateral Certificate.

(j) This Agreement creates a valid and continuing security interest in favor of the Issuer in the Collateral Certificate, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Transferor.

(k) The Collateral Certificate constitutes either an “account,” a “general intangible,” an “instrument,” or a “certificated security,” each within the meaning of the applicable UCC.

(l) The Transferor has caused or will have caused, within ten days of the execution of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral Certificate granted to the Issuer pursuant to this Agreement.

(m) Other than the interests transferred and assigned to the Issuer pursuant to this Agreement, the Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed, the Collateral Certificate. The Transferor has not authorized the filing of and is not aware of any financing statements against the Transferor that include a description of the Collateral Certificate other than any financing statement relating to the security interest granted to the Issuer pursuant to this Agreement or any financing statement that has been terminated. The Transferor is not aware of any judgment or tax lien filings against the Transferor.

(n) At the time of the transfer and assignment of the Collateral Certificate to the Issuer pursuant to this Agreement, all original executed copies of the Collateral Certificate have been delivered to the Issuer.

(o) At the time of the transfer and assignment of the Collateral Certificate to the Issuer pursuant to this Agreement, the Collateral Certificate had no marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Issuer.

None of the representations and warranties contained in subsections 12(j) through 12(o) shall be waived by any of the parties to this Agreement unless the Transferor has obtained written confirmation of satisfaction of the Rating Agency Condition from each Rating Agency with respect to such waiver.

13. Merger or Consolidation of. or Assumption of the Obligations of the Transferor. Any Person (a) into which the Transferor may be merged or consolidated, (b) which may result from any merger or consolidation to which the Transferor shall be a party or (c) which may succeed to the properties and assets of the Transferor substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Transferor under this Agreement, shall be the successor to the Transferor hereunder without the execution or filing of any other document or any further act by any of the parties to this Agreement; provided, however, that (i) the Transferor shall have delivered to the Owner Trustee and the Indenture Trustee an Officer’s Certificate of the Transferor and an opinion of counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section 13 and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with, (ii) written confirmation of satisfaction of the Rating Agency Condition from each Rating Agency shall have been delivered and (iii) the Transferor shall have delivered to the Owner Trustee and the Indenture Trustee an opinion of counsel either (A) stating that, in the opinion of such counsel, all actions necessary to perfect the interests of the Issuer have been taken, including that all financing statements and amendments thereto have been executed and filed that are necessary fully to preserve and protect the interest of the Issuer in the Collateral Certificate and reciting the details of such filings, or (B) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest. Following the effectiveness of the succession provided for in this Section 13, the predecessor Transferor shall be released from any obligations and liabilities provided for under the Related Agreements other than any obligations or liabilities incurred by such predecessor Transferor prior to the effectiveness of such succession.

14. Limitation on Liability of Transferor and Others. The Transferor and any director, officer, employee or agent of the Transferor may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Transferor shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its obligations under this Agreement, and that in its opinion may involve it in any expense or liability.

15. Transferor May Own Notes. The Transferor and any Affiliate thereof may in its individual or any other capacity become the owner or pledgee of Notes with the same rights as it would have if it were not the Transferor or an Affiliate thereof, except as expressly provided herein or in any Related Agreement (including, without limitation, the definition of “Outstanding” contained in the Indenture). The Transferor agrees that it shall not transfer any interest in Notes or any rights hereunder without delivering to the Owner Trustee a Master Trust Tax Opinion and a Tax Opinion.

16. Tax Treatment. The Transferor has structured this Agreement, the Trust Agreement, the Indenture and any related agreement with the intention that the Notes qualify under applicable federal, state, and local income and franchise tax law and for purposes of any other tax imposed on or measured by income as indebtedness of the Transferor secured by the Collateral Certificate and the Issuer shall be disregarded as a separate entity for such purposes. The Transferor, the Administrator and the Issuer agree to treat the Notes and the Issuer accordingly and to take no action inconsistent with such treatment.

17. Rights Upon the Occurrence of an Insolvency Event. If (A) the Transferor shall file a petition or commence a proceeding (I) to take advantage of any bankruptcy, conservatorship, receivership, insolvency, or similar laws or (II) for the appointment of a trustee, conservator, receiver, liquidator, or similar official for or relating to the Transferor or all or substantially all of its property, (B) the Transferor shall consent or fail to object to any such petition filed or proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or proceeding shall not have been dismissed or stayed within sixty days of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction shall have decreed or ordered relief with respect to any such petition or proceeding, (C) the Transferor shall admit in writing its inability to pay its debts generally as they become due, (D) the Transferor shall make an assignment for the benefit of its creditors, or (E) the Transferor shall voluntarily suspend payment of its obligations (each, an “Insolvency Event”), the Transferor shall on the day of such Insolvency Event immediately cease to increase the Allocation Amount of the Collateral Certificate and shall promptly give notice to the Owner Trustee and the Indenture Trustee of such Insolvency Event.

18. Servicer Obligations to the Owner Trustee. To the extent any amounts owed to Wachovia Bank of Delaware, National Association pursuant to Article VII of the Trust Agreement are not paid to Wachovia Bank of Delaware, National Association within 30 days of a request for payment thereof, the Servicer agrees to pay such amounts to Wachovia Bank of Delaware, National Association. The obligations of the Servicer contained in this Section 18 shall survive the resignation or removal of the Owner Trustee or the termination of the Trust Agreement or this Agreement. Nothing contained in this Section 18 shall create or extend any indemnification obligation by or on the part of the Servicer to the Issuer.

19. Notices. Any notice, report or other communication given hereunder shall be in writing, sent via facsimile and addressed as follows:

(a)	if to the Issuer or the Owner Trustee, to

Cabela’s Credit Card Master Note Trust

c/o Wachovia Bank of Delaware, National Association

One Rodney Square, Suite 102

920 King Street

Wilmington, Delaware 19801

Attn: Corporate Trust Administration

(facsimile no. 302-888-7544)

(b)	if to the Administrator, to

World’s Foremost Bank

4800 N.W. 1st Street, Suite 300

Lincoln, Nebraska 68521

Attn: Kevin Werts

(facsimile no. 402-323-4344)

(c)	if to the Indenture Trustee, to

U.S. BANK NATIONAL ASSOCIATION

60 Livingston Avenue

St. Paul, Minnesota 55107

EP-MN-WS3D

Attn: Cabela’s 2004-1

(facsimile no. 651-495-8093)

(d)	if to the Transferor, to

WFB Funding, LLC

One Cabela Drive

Sidney, Nebraska 69160

Attn: Ralph Castner

(facsimile no. 308-255-2699)

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, return receipt requested, postage prepaid, or hand-delivered to the address of such party as provided above, except that notices to the Indenture Trustee, the Transferor, the Administrator or the Issuer are effective only upon receipt.

20. Amendments. This Agreement (i) may be amended from time to time, by a written amendment duly executed and delivered by the Issuer, the Administrator and the Transferor, with the written consent of the Owner Trustee (as such and in its individual capacity), with prior notice to each Rating Agency, without the consent of any of the Noteholders, any Series Enhancer, or the Owner; provided, however, that such amendment will not, as evidenced by an Officer’s Certificate of the Administrator addressed and delivered to the Owner Trustee, materially and adversely affect the interests of any Noteholder or the Owner, or (ii) may be amended from time to time upon the delivery of a Tax Opinion and prior notice to each Rating Agency without the consent of any of the Noteholders, any Series Enhancer, or the Owner in order to merge the Master Trust and the Issuer into a single entity or transfer the assets of the Master Trust and the Transferor Interest thereunder to the Issuer after the termination of all series of investor certificates issued by the Master Trust (other than the Collateral Certificate or any related collateral certificates).

This Agreement may also be amended from time to time, by a written amendment duly executed and delivered by the Issuer, the Administrator and the Transferor, with the written consent of the Owner Trustee (as such and in its individual capacity), the holders of Notes evidencing not less than 66 2⁄3% of the principal amount of the Outstanding Notes and the Owner, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of Noteholders or the Owner; provided, however, that, without the consent of the Holders of all of the Notes, which consent shall not be unreasonably withheld, then outstanding, no such amendment shall (a) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the Receivables or distributions that are required to be made for the benefit of the Noteholders or (b) reduce the aforesaid portion of the principal Amount of the Outstanding Notes, the Holders of which are required to consent to any such amendment. Prior to the execution of any such amendment or consent contemplated in this paragraph, the Administrator shall furnish notification of the substance of such amendment or consent to each Rating Agency.

It shall not be necessary for the consent of Noteholders pursuant to this Section 20 to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

21. Successors and Assigns. This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer, the Transferor and the Owner Trustee (as such and in its individual capacity) and subject to the satisfaction of the Rating Agency Condition in respect thereof. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Issuer, the Transferor, the Owner Trustee or the Rating Agencies to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator, provided that such successor organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

22. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

23. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement.

25. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

26. Limitation of Liability of Owner Trustee. Notwithstanding anything contained herein to the contrary, this instrument has been signed by Wachovia Bank of Delaware, National Association not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer and in no event shall Wachovia Bank of Delaware, National Association in its individual capacity or any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer. For all purposes of this Agreement, in the performance of any duties or obligations hereunder, the Owner Trustee (as such and in its individual capacity) shall be subject to, and entitled to the benefits of, the terms and provisions of the Trust Agreement.

27. Third-Party Beneficiary. The Owner Trustee is a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

28. Successor Servicer and Administrator. In the event of a servicing transfer pursuant to Article X of the Pooling and Servicing Agreement, the new entity or successor servicer under the Pooling and Servicing Agreement shall, upon the date of such servicing transfer, become the successor Administrator hereunder. “Administrator” shall mean initially World’s Foremost Bank and thereafter its permitted successors and assigns as provided in Section 21 or any successor Administrator as provided in this Section 28.

29. Nonpetition Covenants.

(a) Notwithstanding any prior termination of this Agreement, the Issuer and the Administrator shall not at any time with respect to the Transferor, WFB Funding Corporation or the Master Trust acquiesce, petition or otherwise invoke or cause the Transferor, WFB Funding Corporation or the Master Trust to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Transferor, WFB Funding Corporation or the Master Trust under any United States federal or state bankruptcy, insolvency or similar law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Transferor, WFB Funding Corporation or the Master Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Transferor, WFB Funding Corporation or the Master Trust; provided, however, that this Section 29(a) shall not operate to preclude any remedy described in Article V of the Indenture.

(b) Notwithstanding any prior termination of this Agreement, the Transferor and the Administrator shall not at any time with respect to the Issuer acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any United States federal or state bankruptcy, insolvency or similar law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer; provided, however, that this Section 29(b) shall not operate to preclude any remedy described in Article V of the Indenture.

30. Integration of Documents. This Agreement, together with the Trust Agreement, constitutes the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements relating to the subject matter hereof and thereof.

31. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Issuer, the Owner Trustee, the Indenture Trustee, the Transferor or the Administrator, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

32. Acknowledgment and Acceptance of Indenture. World’s Foremost Bank, as Administrator, by its signature hereto, acknowledges and accepts the Indenture.

33. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms or incorporated by reference in the Pooling and Servicing Agreement or the Indenture, as applicable.

[Signature Page to Administration Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CABELA’S CREDIT CARD MASTER NOTE TRUST, as Issuer

By: WACHOVIA BANK OF DELAWARE,
NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee,

By:	/s/ Sterling C. Correia
	Name:	STERLING C. CORREIA
	Title:	VICE PRESIDENT

WFB FUNDING, LLC, as Transferor,

By: WFB FUNDING CORPORATION, its Managing Member

By:	/s/ Kevin Werts
	Name:	Kevin Werts
	Title:	Secretary and Treasurer

WORLD’S FOREMOST BANK, as Administrator,

By:	/s/ Kevin Werts
	Name:	Kevin Werts
	Title:	Secretary and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee,

By:	/s/ Tamara Schultz - Fugh
	Name:	Tamara Schultz - Fugh
	Title:	Vice President

[Signature Page to Administration Agreement]

WORLD’S FOREMOST BANK, as Servicer,

By:	/s/ Kevin Werts
	Name:	Kevin Werts
	Title:	Secretary & Treasurer

EXHIBIT A

[Form of Power of Attorney]

POWER OF ATTORNEY

STATE OF DELAWARE	)
)
COUNTY OF NEW CASTLE	)

KNOW ALL MEN BY THESE PRESENTS, that Cabela’s Credit Card Master Note Trust, a Delaware statutory trust (“Trust”), does hereby make, constitute and appoint World’s Foremost Bank, as Administrator under the Transfer and Administration Agreement (as defined below), and its agents and attorneys, as Attorneys-in-Fact to execute on behalf of the Trust all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Trust to prepare, file or deliver pursuant to the Related Agreements (as defined in the Transfer and Administration Agreement), including, without limitation, to appear for and represent the Trust in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to the Trust, and with full power to perform any and all acts associated with such returns and audits that the Trust could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restriction on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements. For the purpose of this Power of Attorney, the term “Transfer and Administration Agreement” means the Transfer and Administration Agreement, dated as of April 14, 2004, among the Trust, WFB Funding, LLC, as Transferor, World’s Foremost Bank, as Administrator and U.S. Bank National Association, as Indenture Trustee, and as such may be amended from time to time.

This power of attorney is coupled with an interest and shall survive and not be affected by the subsequent bankruptcy or dissolution of the Trust.

All powers of attorney for this purpose heretofore filed or executed by the Trust are hereby revoked.

EXECUTED this [    ] day of April, 2004.

CABELA’S CREDIT CARD MASTER NOTE TRUST, as Issuer

By:	WACHOVIA BANK OF DELAWARE, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title: